Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Aprea Therapeutics, Inc. on Form S-3 (No. 333-276702, 333-278485, 333-292286 and 333-293609) and Form S-8 (Nos. 333-234765, 333-250043, 333-260884, 333-265411, 333-268816, 333-275440, 333-281683 and 333-291998) of our report dated March 16, 2026, on our audits of the financial statements as of December 31, 2025 and 2024 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 16, 2026. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

March 16, 2026